Exhibit 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710

Contacts:

Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

BERKELEY, CA – July 20, 2011 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the second quarter ended June 30, 2011. Cash, cash equivalents and marketable securities were $61.7 million at June 30, 2011, compared to $53.2 million at March 31, 2011 and $72.2 million at December 31, 2010. During the second quarter, the Company raised approximately $18.7 million through its At-the-Market common stock purchase agreement with Aspire Capital and received a $6 million milestone payment from GlaxoSmithKline from the initiation of a Phase 1 trial in the partnered lupus program.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAVTM, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Collaboration revenue	$6,363	$1,341	$6,729	$8,762
Grant revenue	890	617	1,779	1,479
Service and license revenue	16	233	505	294

Total revenues	7,269	2,191	9,013	10,535

Operating expenses:
Research and development	13,257	14,045	27,929	26,525
General and administrative	4,054	4,173	8,808	8,743
Amortization of intangible assets	54	245	299	490

Total operating expenses	17,365	18,463	37,036	35,758

Loss from operations	(10,096)	(16,272)	(28,023)	(25,223)

Interest income	23	39	56	41
Interest expense	(487)	(431)	(977)	(830)
Other expense	(75)	(11,340)	(157)	(11,176)

Net loss	$(10,635)	$(28,004)	$(29,101)	$(37,188)

Basic and diluted net loss per share	$(0.09)	$(0.34)	$(0.25)	$(0.54)

Shares used to compute basic and diluted net loss per share	117,864	82,012	116,801	68,264

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DYNAVAX TECHNOLOGIES CORPORATION

RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING

EXPENSES

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

GAAP operating expenses	$17,365	$18,463	$37,036	$35,758
LESS: Stock-based compensation expense	1,167	425	2,647	966
Amortization of intangible assets	54	245	299	490

Pro forma operating expenses(1)	$16,144	$17,793	$34,090	$34,302

(1)	These pro forma amounts are intended to illustrate the Company’s operating expenses excluding certain non-cash charges in accordance with the financial statements that management uses to evaluate the Company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

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DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents and marketable securities	$61,724	$72,154
Property and equipment, net	6,570	6,404
Goodwill	2,312	2,312
Other intangible assets, net	—	299
Other assets	3,824	3,080

Total assets	$74,430	$84,249

Liabilities and stockholders’ equity
Accounts payable	$1,742	$2,329
Accrued liabilities	7,755	10,943
Current portion of deferred revenue	1,429	1,429
Noncurrent portion of deferred revenue	4,940	5,655
Long-term note payable to Holdings	11,874	10,939
Long-term contingent liability to Holdings	860	843
Total stockholders’ equity	45,830	52,111

Total liabilities and stockholders’ equity	$74,430	$84,249

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